NOTE: CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. THE INFORMATION THAT HAS BEEN OMITTED IS MARKED HEREIN BY "[***]". A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

Execution Copy

DISTRIBUTION AND LICENSE AGREEMENT

BETWEEN:

Qporter, Inc., a Nevada corporation, having a business address c/o Qporter S.A., Thurgauerstrasse 54, CH-8050 Switzerland (hereinafter referred to as "Qporter"), and

BT inmo BV, a Dutch corporation, having a business address at Polaris Avenue 134, 2132 JX Hoofddorp, the Netherlands (hereinafter referred to as "Distributor").

Being hereinafter collectively referred to as "Parties" and individually as "Party".

WHEREAS:

A. Qporter is a telecommunications business specializing in the design, development and distribution of telecommunications software and services, in particular high-quality Voice-over-internet protocol (VoIP) services to mobile telephone users under the trademarks, Qtalk™, Qtalk Business™, Qtalk Secure™ and messenger services under the trademark Qmessenger™ (such products and services, including the technology and software are collectively referred to herein as the "Services"); and

B. Distributor is a wholly owned subsidiary of British Telecommunications plc, one of the world's leading providers of communications solutions and services including local, national and international telecommunications services, and higher-value broadband and internet products and services; and

C. Qporter desires to license to Distributor the Services for distribution in the territory set forth on Exhibit A hereto (the "Territory"); and

D. Distributor desires to license and distribute the Services.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration receipt of which is hereby acknowledged the parties agree as follows.

1. Appointment

Qporter hereby appoints Distributor as its non-exclusive distributor for the Services in the Territory, and Distributor hereby accepts the appointment on the terms and conditions set forth herein. Nothing contained herein shall affect Qporter's right to distribute the Services in the Territory.

2. License Grant

(a) Qporter hereby grants to Distributor a non-exclusive license in the Territory to use the Services and Software (as hereinafter defined) and to grant sublicenses to third parties solely to permit Distributor's subscribers to install the Services on the subscriber's

mobile telephone (each a "Subscription") pursuant to the terms and conditions of this Agreement.

(b) Distributor shall have the right to install the Services on Distributor's servers solely to provide access to its subscribers to download the Services, and Qporter shall have the right to confirm the number of users as set forth in Paragraph 8(d).

(c) Distributor shall have the right to offer and license the Services using Distributor's trademarks, and Qporter shall not be identified as the owner of the Services to any sublicensee except for the notice of copyright provided for in Paragraph 4(b).

(d) Distributor may not reverse engineer, decompile, disassemble, modify, translate, or make any attempt to discover the Services' or Software's source code or create derivative works from the Services or Software.

(e) Distributor shall take commercially reasonable steps to protect Qporter's interest in the Services from infringement by its subscribers, and Distributor shall ensure that all subscribers of the Services, whether subscribing directly from Distributor or through Distributor's resellers, shall agree to the terms and conditions of an electronic end-user software license with provisions setting forth restrictions on reproduction, transfer, disclosure, and sublicense before use of the Services, substantially in the form of an end-user license agreement such as attached in Exhibit B hereto.

(f) The parties agree that the Services are solely owned by Qporter and only Qporter shall have the right to apply for and obtain intellectual property protection therefore.

3. Software Development.

(a) Qporter agrees to create software compatible with Distributor's specifications as set forth on Exhibit C (the "Software") hereto which will be provided to Qporter by Distributor within ten (10) business days of execution of this Agreement, to enable Distributor to provide download access to the Services for its subscribers and to integrate subscriber billing. The parties agree that all right, title, and interest in and to the Software shall inure solely to the benefit of Distributor; provided however, that the use of the Software is subject to the terms and conditions of this Agreement and may only be used to enable Distributor to provide download access to the Services for its subscribers and to integrate subscriber billing.

(b) If Distributor creates at its own cost and expense software compatible with the Services and the Software:

(i) which software is not derived or created in whole or in part by using the intellectual property embodied in the Services or Software (the "BT Software") all right, title, and interest in and to the BT Software shall inure solely to the benefit of Distributor; or

(ii) which software is derived, in whole or in part, by using the intellectual property embodied in the Services or Software, all right, title, and interest in and to such software shall insure solely to the benefit of Qporter and such software, and the license and use thereof, shall be subject to the terms of this agreement.

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(c) Qporter will provide Distributor with maintenance services and third-level support (the "Support Services") for the Services and Distributor's servers. Support Services shall continue (i) for at least three (3) years after the release of a version of the Software which is available to all Qporter's customers and so long as the equipment on which the Software is installed is configured as specified in the Exhibit E or as otherwise advised by Qporter in writing; or (ii) until terminated by either party in accordance with the terms of this Agreement.

4. Ownership of Intellectual Property

(a) Qporter represents and warrants to Distributor that it owns all right, title, and interest in and to the Services and Software and it has all requisite power, authority, and rights to license the Services and Software to Distributor and sublicense the Services to Distributor's or its resellers' subscribers; and the Services do not currently and neither the Services nor Software will in the future violate the trademark, copyright, patent, or other intellectual property rights of any third person or entity.

(b) Notice of copyright shall conspicuously appear on all copies of documentation relating to the Services as follows: ©2007-2008 Qporter, Inc.

(c) Qporter will at its own expense maintain the relevant intellectual property rights.

5. Territory

Distributor shall have primary responsibility for sales and service in the Territory, and Distributor hereby represents and warrants to Qporter that it has the personnel to provide for sales and service.

6. Compensation and Royalties.

(a) Distributor shall pay to Qporter the license fees for Subscriptions as set forth on Exhibit D. The number of monthly Subscribers shall be determined by the average of the average of the daily number of Subscribers during the first fifteen (15) days of each month and the average of the daily number of Subscribers during the last fifteen (15) days of the prior month.

(b) Distributor shall pay to Qporter an annual fee for the Support Services equal to ten (10%) percent of Distributor's annual license fee payable to Qporter, such license fee payable in two installments, the first on June 30 and the second on December 31 of each year hereunder based upon the total amount of paid Subscriptions in the prior six-month period. Exhibit E hereto, which will be provided by Qporter to Distributor no later than sixty (60) days after the date of this Agreement, sets forth the Support Services to be provided by Qporter to Distributor.

(c) In consideration for Qporter's customization of the Services in accordance with Distributor's specifications set forth on Exhibit C, which will be provided to Qporter by Distributor within ten (10) days of the date of this Agreement, Distributor will pay to Qporter a one-time Services customization and set up fee in the amount of [***] Euros payable as follows:

(i) the amount of [***] Euros payable upon execution of this Agreement; and

(ii) the amount of [***] Euros payable monthly thereafter for five (5) months.

Distributor shall make payment within 60 Working Days end of the month, after receipt of a proper and correct invoice and the documents and information envisaged in Articles 1.6 and 5.4 of Distributor's General Terms and Conditions of Purchase having been supplied provided that the service or goods have been completed and properly delivered by Qporter and provisionally approved by Distributor.

7. Equity Participation

(a) Qporter agrees that if during the Term (as defined in Paragraph 23(a)) the license fees payable by Distributor to Qporter under Paragraph 6(a) exceed 10 million Euros:

(b) Qporter, at Distributor's option, will convert from time to time upon Distributor's request and upon execution by Distributor of appropriate documentation including but not limited to a subscription agreement upon thirty (30) days' prior written notice to Qporter ten (10%) percent of the license fees paid by Distributor to Qporter under Paragraph 6(a) into an equity contribution by Distributor for shares of common stock in Qporter's parent company, Qnective, Inc. ("Qnective");

(c) the shares of common stock will be issued from Qnective's authorized but unissued shares;

(d) the number of shares of common stock to be issued shall be at the rate of conversion of 1 million Euros in license fees for that number of shares of Qnective common stock based on the then fair market value of the then outstanding shares of common stock of Qnective upon such issuance; and

(e) the maximum amount of license fees paid and convertible to shares of common stock of Qnective shall be 7.5 million Euros during the Term (as defined in Paragraph 23(a).

8. Records and Payment; Distributor's Purchase Order

a) Payment other than as set forth in Paragraphs 6(b) and 6(c) shall be due hereunder monthly and as provided in Distributor's standard terms and conditions, a copy of which is attached hereto as Exhibit F ("Distributor's Purchase Order"). Simultaneously with the payment due, Distributor shall deliver to Qporter a statement showing the computation of the payments for the month covered by the report, which statement shall be certified as accurate and complete by an officer of Distributor.

(b) During the term of this Agreement and for a period of three (3) years after termination, Distributor shall maintain all records relating to the Services, which records shall be available upon prior reasonable notice for examination and inspection by Qporter or its agents, auditors, or accountants during normal business hours.

(c) Late payments shall bear interest in accordance with the terms and conditions of Distributor's Purchase Order.

(d) Upon request of Qporter at any time upon reasonable notice to Distributor, Distributor shall grant to a mutually agreeable independent third party root-access to Distributor's application servers for the Services to enable such independent third party to measure

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and confirm download numbers for active mobile phone subscribers for the Services. The finding of the independent third party shall be final and binding on the parties.

(e) If there is any conflict between the terms of this Agreement and the terms of the General Terms and Conditions of Purchase of Distributor, the terms of this Agreement shall prevail. The parties acknowledge and agree that certain provisions of the General Terms and Conditions of Purchase of Distributor conflict with the provisions of this Agreement including but not limited to the following provisions; and, thus, are of no force or effect; namely, Paragraph 9.2 (place of payment); Paragraph 9.7 (responsibility for BT social security and tax litigations); Paragraph 10.3 (ownership of BT supplies); Paragraph 11.2 (ownership of intellectual property);Paragraph 13 (insurance); Paragraph 14 (confidentiality); Paragraph 17 (termination); and Paragraph 21 (governing law

9. Taxes.

(a) Distributor shall be responsible for and shall pay all taxes due under or in relation to the Services. All amounts payable by Distributor to Qporter under this agreement are exclusive of any tax, duty, levy, or similar government charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, performance, or use of the Services, the execution of this Agreement or otherwise.

(b) If Distributor is required to withhold any taxes from payments owed to Qporter under this Agreement then the amount of the payment due will automatically be increased to totally offset such tax so that the amount remitted to Qporter, net of all taxes required to be withheld, equals the amount invoiced or otherwise due.

10. Trademarks; Labels.

Neither party shall have any right, title, or interest in or to the other party's name or trademarks. The parties acknowledge and agree that Distributor shall license and distribute the Services solely under Distributor's trademarks; provided, however, that all written materials provided in connection with the sublicensing of the Services shall indicate that the software is provided under license from Qporter in a form acceptable to Qporter in its sole reasonable discretion, and shall bear the copyright notice set forth in Paragraph 4(b).

11. Protection of Licensed Services.

(a) Distributor agrees that it shall not in any manner represent that it has any ownership of the Services, and Distributor acknowledges that the license to use and sublicense the Services and Software granted herein shall not create in favor of it any right, title, or interest in or to the Services and that all such use by Distributor shall inure solely to the benefit of Qporter.

(b) Distributor shall notify Qporter of any infringement of the Services which may come to Distributor's attention. Qporter may take whatever action it deems necessary, and Distributor shall fully cooperate in such action; provided, however, that Qporter shall reimburse Distributor for any reasonable out-of-pocket costs incurred by Distributor in so cooperating; and if Qporter institutes legal action pursuant to this provision, such action shall be at Qporter's sole expense.

(c) If Qporter elects to refrain from taking legal action with respect to an apparent infringement, Distributor shall have the right to undertake such action at Distributor's

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sole cost and expense, and Qporter agrees to cooperate reasonably in any such action. In the event of any monetary recovery amount by Distributor as a result of its undertaking of such action in lieu of Qporter, Distributor will pay to Qporter an amount equal to fifty (50%) percent of any such monetary recovery after first deducting Distributor's costs and expenses, including but not limited to Distributor's reasonable attorneys' fees from such monetary recovery amount. Such amount shall be payable by Distributor to Qporter as soon as practicable after receipt by Distributor of such monetary recovery amount or part thereof.

12. Advertising and Promotional Programs

Distributor agrees to undertake reasonable advertising and promotional programs in connection with distributing the Services.

13. Warranties

(a) Qporter makes no warranties whatsoever in connection with sub-licenses by Distributor except in accordance with Qporter's written warranty, if any, in effect for the Services. Warranties extended by Distributor or any reseller beyond those extended by Qporter shall be at the sole cost and expense of Distributor.

(b) The services are licensed "as is" and Qporter disclaims any and all other warranties, whether express or implied, including without limitation, any implied warranties of merchantability or fitness for a particular purpose. There is no warranty that the services or use thereof will be uninterrupted or error free. Qporter does not warrant, guarantee, or make any representations regarding the performance, reliability, security capability, or otherwise with respect to the services. No oral or written information given by any person shall create a warranty in any way whatsoever.

14. Limitation of Liability

Distributor agrees that Qporter shall not be liable for any claims against Distributor by any third party or sublicensee with respect to the installation of the Services. Parties liability for damages, if any, whether based upon contract, negligence, strict liability in tort, warranty or any other basis shall not exceed the amount paid by Distributor to Qporter hereunder. Parties shall not be liable for loss of profits, interruptions of service, or for any other special, consequential, or incidental damages, other than if due to the gross negligence of Qporter.

15. Confidential Information

(a) During the term of this Agreement each of the parties will have access to information of the other party in connection with the performance of this Agreement which such party may reasonably deem to be confidential information (the "Confidential Information").

(b) The parties agree (i) to use the Confidential Information solely in connection with the performance of this Agreement; (ii) not to furnish, disclose, or reveal Confidential Information to third parties; (iii) to take all action reasonably appropriate to insure that others to whom Confidential Information is disclosed are aware of the confidentiality of the Confidential Information and that such individuals agree to maintain the confidentiality of the Confidential Information.

(c) The parties agree that the provisions set forth herein shall not apply to Confidential Information or other information (i) which a party can demonstrate was in its possession at the time of disclosure and was not acquired directly or indirectly from the other party on a confidential basis or in violation of any confidentiality agreement; (ii) which is in the public domain; (iii) which is independently developed by a party or which becomes available to a party on a non-confidential basis from sources other than the other party and which sources to the best knowledge of the party obtaining the knowledge did not acquire the information on a confidential basis.

16. Compliance with Laws

(a) Distributor shall comply with all applicable laws, orders, codes, and regulations, including without limitation all export, use, import, or other relevant laws and regulations of any applicable jurisdiction. Determination of the applicable law is Distributor's sole responsibility.

(b) Distributor understands that the Services may be regulated. Distributor is strictly prohibited from exporting, re-exporting, transferring, using or importing the Services regardless of method, including but not limited to physical delivery, email, or download from FTP or website, without first complying with all applicable government export laws, rules, regulations, orders, and obtaining any necessary approvals or permits. Obtaining any necessary export, use, or import approvals for the Services is the sole responsibility of Distributor.

(c) Without limiting the generality of Paragraphs 17(a) and (b) Distributor expressly warrants to Qporter that it shall not directly or indirectly export, re-export, transfer, use or import the Services in violation of any export laws, rules, regulations, or orders of the United States of America or elsewhere.

17. Insurance

During the term of this Agreement each party shall maintain the following insurance coverage:

(a) Distributor shall obtain and maintain adequate insurance including (i) product liability, intellectual property liability, and property damage insurance with limits of no less than $1 million per occurrence, $5 million in the aggregate, and an excess liability policy of $5 million which policies shall name Qporter as an additional insured and shall provide that the insurer shall give Qporter thirty (30) days' prior written notice of cancellation, material alteration, or non-renewal of such policies. Distributor shall deliver to Qporter certificates of insurance evidencing the insurance required herein upon execution of this Agreement.

(b) Qporter shall obtain and maintain adequate insurance including (i) product liability, intellectual property liability, and property damage insurance with limits of no less than $1 million per occurrence, $5 million in the aggregate and an excess liability policy of $5 million which policies shall name Distributor as an additional insured and shall provide that the insurer shall give Distributor thirty (30) days' prior written notice of cancellation, material alteration, or non-renewal of such policies. Qporter shall deliver to Distributor certificates of insurance evidencing the insurance required herein upon execution of this Agreement.

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18. Exchange of Information

Distributor agrees to notify Qporter of all significant matters relating to the Services and the business and reputation of Qporter which may come to its attention and agrees to notify Qporter immediately of any change in Distributor's business or other factor which may adversely affect Distributor's performance of its duties and obligations in accordance with this Agreement.

19. Relationship between the Parties; Indemnification

The relationship hereby established between Qporter and Distributor is solely that of licensor and licensee. Distributor is an independent contractor and shall in no way be regarded as the agent or representative of Qporter and may not assume any obligation of any kind, implied or expressed, on behalf of Qporter. Distributor agrees to indemnify and hold Qporter harmless from and against direct damage, loss, or expense which Qporter might sustain by reason of the acts or omissions of Distributor or its agents and employees with respect to the relationship between Qporter and Distributor.

20. Sales and Service Training

Qporter shall be responsible for providing to Distributor sales and services training as Qporter shall deem necessary. Distributor shall make available its sales and services personnel for such training, and Qporter shall provide such sales and services training at Distributor's location at no cost to Distributor.

21. Sales Responsibility of Distributor

(a) Distributor shall use its best efforts to promote and sell the Services in the Territory.

(b) Distributor assumes full responsibility for the actions of its sales persons and other representatives and agrees to take such steps as may be necessary to prevent violation by any of them of the terms and conditions of this Agreement.

22. Term; Termination

(a) The term of this Agreement shall be for a period of three (3) years from the date hereof (the "Term") and shall be deemed automatically renewed from year to year thereafter on an annual basis on the same terms and conditions contained herein (each, a "Renewal Term") until terminated pursuant to Paragraph 22(b) or unless terminated by either party by notice to the other party within six (6) months prior to the end of the Initial Term or any Renewal Term; provided, however, that this Agreement may not be terminated by Distributor during the first eighteen (18) months following the date of this Agreement other than as a result of Qporter's breach of one or more of the terms of this Agreement.

(b) This Agreement may be terminated:

(i) by Qporter upon one (1) day's prior written notice if Distributor attempts to assign this Agreement or any rights hereunder without Qporter's prior written consent;

(ii) by Qporter upon one (1) day's prior written notice if Distributor dissolves or ceases to function as a going concern, or a receiver is appointed for it or applied

for, or a petition is filed by or against it under any bankruptcy act, or it makes an assignment for the benefit of creditors; or

(iii) by Qporter upon three (3) months' prior written notice upon violation by Distributor of any of the terms or conditions of this Agreement.

(c) Termination of this Agreement shall release Distributor and Qporter from their respective duties and obligations under this Agreement other than (i) pursuant to Paragraph 31, (ii) Distributor's obligations for payment, if any, under Paragraph 5, and to remove the Services from its servers and provide evidence thereof to Qporter, and (iii) all sublicenses to use the Services that have been granted by Distributor or any reseller for Subscriptions shall automatically terminate.

23. Dispute Resolution

Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration before one (1) arbitrator in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce (the "Rules") in force on the date when the Notice of Arbitration is submitted in accordance with the Rules. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction and the arbitrator shall have authority to award reasonable costs, legal fees, and disbursements to the prevailing party. The seat of the arbitration shall be Geneva, Switzerland.

24. Governing Law

This Agreement shall be governed by and construed in accordance with Dutch law. Application of the terms of the United Nations Convention on Contracts for the International Sale of Goods are expressly excluded by the parties from governing and construing this Agreement and the transactions contemplated hereunder.

25. Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

26. Integration

This Agreement and the Exhibits referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and neither party shall be bound by nor shall be deemed to have made any representations or warranties except those contained herein or therein. This Agreement constitutes the entire agreement between the parties and supersedes and cancels all previous agreements, if any. If there is any conflict between the provisions of this Agreement and any Exhibit referred to herein, including but not limited to the BT Netherland N.V. General Terms and Conditions of Purchase annexed hereto as Exhibit F the provisions of this Agreement shall prevail.

27. Binding Force; Assignment

This Agreement shall be binding upon and inure to the benefit of the undersigned parties and their respective successors and permitted assigns. No assignment shall be made by

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Distributor other than to a parent, subsidiary, or affiliate without the prior written consent of Qporter.

28. Further Assurances

Each party agrees to cooperate with the other to execute and deliver such further documents, agreements, instruments, and certificates and to perform such acts as may be reasonably requested or required by the other party to carry out the transactions contemplated by this Agreement.

29. Modification; Waiver; Amendment

No change, modification, waiver, or amendment of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such change, modification, waiver, or amendment is sought to be enforced.

30. Notices

All notices, requests, demands, or other communications hereunder shall be in writing and shall be deemed to have been duly delivered to a party hereto only if delivered in person or sent via overnight courier addressed to a party at the address set forth herein or to such other address as such party may have stipulated by notice delivered in accordance with the provisions of this paragraph; and such notice shall be deemed given on the day of delivery.

31. Survival

The provisions of this paragraph
and Paragraphs 3, 6, 8, 9, 13, 14, 15, 16, 18, 22, 23, 24 and 30 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years except that the provisions of Paragraph 15 shall survive for a period of five (5) years.

IN WITNESS WHEREOF, the Parties have caused this Distribution and License agreement to be executed in duplicate by their respective duly authorised representatives.

On behalf of BT inmo BV	On behalf of Qporter Inc.
[signature]	[signature]
signature	signature
H v Streun	Oswald Ortiz
name	name
Director	CEO
title	title
25th September 2008	23rd. Sep. 2008
date	date

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